                                                            As Filed Pursuant to
                                                        Rule 424(b)(3) under the
                                                          Securities Act of 1933
                                                      Registration No. 333-95649

PROSPECTUS SUPPLEMENT NO. 3 DATED JULY 10, 2000

TEKELEC
--------------------------------------------------------------------------------
$135,000,000
3.25% CONVERTIBLE SUBORDINATED DISCOUNT NOTES DUE 2004 AND
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
--------------------------------------------------------------------------------

        The purpose of this supplement is to amend and supplement the prospectus dated February 16, 2000, as amended and supplemented by supplement no. 1 thereto dated March 15, 2000 and supplement no. 2 thereto dated May 16, 2000, relating to the offer for resale of up to $135,000,000 aggregate principal amount at maturity of Tekelec's 3.25% Convertible Subordinated Discount Notes due 2004, and such shares of common stock as may be issued upon conversion of the notes.

        The prospectus is hereby further amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding an additional selling securityholder and a selling securityholder whose beneficial ownership of notes has increased from the information set forth in the prospectus, as amended and supplemented by supplement nos. 1 and 2 thereto. The following table is based upon information provided to us by or on behalf of the selling securityholders named below and indicates with respect to each such selling securityholder:

        - the aggregate principal amount of the notes beneficially owned by such selling securityholder as of July 10, 2000;

        - the maximum amount of notes that such selling securityholder may offer under the prospectus;

        - the number of shares of Tekelec common stock beneficially owned by such selling securityholder as of July 10, 2000; and

        - the maximum number of shares of common stock that may be offered for the account of such selling securityholder (including its transferees, pledgees, donees or their successors) under the prospectus.

                                                                                                  NO. OF
                                                                AGGREGATE        PRINCIPAL        SHARES OF          NO. OF
                                                                PRINCIPAL          AMOUNT       COMMON STOCK        SHARES OF
                                                                 AMOUNT           OF NOTES       OWNED PRIOR       COMMON STOCK
       NAME OF SELLING SECURITYHOLDER                           OF NOTES          OFFERED        TO OFFERING*        OFFERED*
       ----------------------------------------------         ----------       ----------       -------------     --------------
       Forrestal Funding Master Trust.......................   5,000,000        5,000,000           281,696          281,696
       Kentfield Trading, Ltd...............................  19,685,000       19,685,000         1,109,039        1,109,039


 ..........................

* Reflects the shares of common stock into which the notes held by such securityholder are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus.

        The selling securityholders named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information in the table regarding their notes and common stock. Any such sales would affect the data in the above table.


THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 10, 2000.